Exhibit 99.2

Double Eagle Petroleum Co.

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

Denver, Colorado – FOR IMMEDIATE RELEASE

Date: March 12, 2014

Double Eagle Provides Updates on Drilling Operations and Exploration Projects

Denver, Colorado—Double Eagle Petroleum Co. (NASDAQ: DBLE) provided today an operations update on its development activities in the Spyglass Hill and Mesa Units, and exploration updates on certain undeveloped acreage.

Drilling Operations

Atlantic Rim

Drilling activities in 2013 in the Atlantic Rim occurred in the Spyglass Hill Unit, where the Company participated in 27 wells in the Doty Mountain participating area (“PA”) with production from these wells commencing in 2014. Based on the Company’s experience in the area, wells in the Spyglass Hill Unit of the Atlantic Rim typically take one to three years to reach full production due to existing less efficient water handling infrastructure. The Company’s average working interest share of costs in these new wells was approximately 11.7%, with an as adjusted estimated net revenue interest of approximately 19.7% in the PA (and the production and reserves associated with these wells).

The operator in the Spyglass Hill Unit, Warren Resources, Inc. (WRES), announced its plans to drill 48 wells within the unit in 2014 to satisfy drilling requirements through 2015. While the Company is awaiting specific well locations, it expects several of the wells to be in the Sun Dog PA. The Company plans to participate in these wells, to the extent that the wells are drilled on its leases. Based on drilling activities thus far in the Spyglass Hill Unit, the Company estimates working interest costs for any wells drilled on its acreage to range between 10-12% with an as adjusted estimated net revenue interest ranging between 14-16%. Working interest costs and net revenue interests will be determined by the location of the well within the Spyglass Hill Unit and will be determinable once the Company is provided specific well locations by the operator. The operator has also announced its plans to drill six injection wells to provide for more efficient dewatering of current and future wells in order to accelerate production growth.

The operator performed an in depth analysis of well logs and historical production of the Spyglass Hill Unit indicating:

•	175 drilling locations,

•	400 possible additional locations, and

•	60 possible recompletion opportunities for drilled wells that had not been fracture stimulated and are presently shut in.

Pinedale Anticline

The Company participated in 11 wells in the Mesa “B” PA on the Pinedale Anticline in 2013 and one well thus far in 2014. Future drilling activity will move to the Mesa “A” PA, where the Company has a 0.3% overriding royalty interest, and thereafter to the Mesa “C” PA, which is anticipated to occur beginning in 2016. Double Eagle has an approximate 9% average reversionary carried interest in the Mesa “C” PA. Accordingly, while the Company will participate in all new wells in the Mesa “A” and “C” PAs, no additional capital from the Company will be required.

Exploration Projects

There has been recent exploration activity in the vicinity of three of the Company’s key undeveloped acreage holdings.

Washakie Basin

The drilling of three Niobrara wells is planned in the Washakie Basin, south of Double Eagle’s existing Niobrara well. Under a farmout agreement with Entek Energy Limited (ETKEF), GRMR Oil and Gas, LLC, an affiliate of privately held East Resources, Inc., is shooting seismic with plans to drill three horizontal wells which would be the first such wells targeting the Niobrara formation in Carbon County, Wyoming. The Company owns over 40,000 net acres in the Washakie Basin. Additionally, Southwestern Energy Company (SWN) recently acquired over 300,000 net acres in northwest Colorado (south of Entek’s acreage), so drilling in the play may well accelerate.

Hanna Basin

Drilling by a third party operator is expected later this year in the Hanna Basin of Carbon County. Seismic has been shot and drilling is expected to target the Niobrara formation, as well as more conventional zones. Double Eagle holds 12,300 net (22,800 gross) acres in the Hanna Basin and will be monitoring drilling results as they are announced by the operator.

Huntington Valley

Noble Energy, Inc. (NBL) has leased over 300,000 net acres in northeast Nevada, including acreage in Elko County, where Double Eagle holds approximately 6,100 net (22,500 gross) acres with overriding royalties that vary from 2% to 5%. The Company received notification of Noble’s intent to form two Federal exploratory units, one of which would include several of Double Eagle’s leases. Noble has obtained 3-D seismic over most of the proposed unit area and is evaluating potential drilling sites. Subject to approval of the proposed unit by the Bureau of Land Management, a portion of the acreage in which Double Eagle owns an interest would be included for participation in the unit.

About Double Eagle

Double Eagle Petroleum Co., which is headquartered in Denver, Colorado, explores, develops, and sells natural gas and crude oil, primarily in the Rocky Mountain region. The Company currently has development activities and opportunities in its Atlantic Rim coalbed methane project and on the Pinedale Anticline in Wyoming. Also, exploration potential exists in both its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres, and in its acreage in Elko County, Nevada.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com